Exhibit 10.01

This Contract Research Services Agreement (“Agreement”) is made effective as of the 19th day of October, 2011 by and between RenovoCyte LLC, (“RenovoCyte”), and Entest BioMedical, Inc., a Nevada corporation (“CRO”).

WHEREAS, RenovoCyte is desirous of conducting a 10 dog pilot study of the safety and effectiveness of utilization of stem cell therapy for the treatment of arthritis in animals (“Pilot Study”)

WHEREAS,  RenovoCyte wishes to retain CRO, and CRO wishes to be retained by RenovoCyte, to provide certain services to RenovoCyte  on the terms and conditions set forth herein;

THERFORE, It is agreed as follows:

1.	Provision of Services.

Pursuant to the Terms and Conditions of this Agreement, CRO shall provide the following services in connection with the Pilot Study:

(a)	See attached Protocol

2.	Term

The term of this Agreement shall commence as of October 19, 2011 and shall terminate upon completion of the Pilot Study or October 19, 2015, whichever is earlier.

3.	Consideration

Consideration to CRO for entering into this Agreement and abiding with its terms and conditions shall consist of:

(a)	Results of the Pilot Study shall be jointly published by CRO and RenovoCyte.

4.	Provision of Materials by RenovoCyte

The following shall be provided to CRO by RenovoCyte for use in the Pilot Study at no charge to CRO (cost to be borne by patient):

(a)
Canine mesenchymal multipotent stem cell (MSC) injections per agreed on protocol (Two to three injections per patient dosed per kg body weight) – the cost for the MSC will be paid for by Medistem Inc. (MEDS).  MEDS will negotiate directly with RenovoCyte on cost of therapy.

(b)	Shipping and handling of MSC injections

(c)	CRO, RenovoCyte and MEDS will equally participate in all resulting publications.

5.	Independent Contractors.

The parties hereto are independent contractors. Neither party shall have any authority to, or offer or agree to, incur or assume any obligations or commitments in the name of, or on behalf of, the other party, except as expressly provided herein.

6.	Confidentiality

           A.           Confidential Information. During the term of this Agreement the parties may exchange confidential or proprietary information. In each case the party disclosing the confidential information will be the “Disclosing Party” and the recipient of the information will be the “Recipient,” as such terms are used herein. The Materials and any and all inventions, products, product development plans, standard operating procedures, costs, profits, markets, sales, services, investigator lists, key personnel, pricing policies, billing rates, operational methods, trade secrets, know-how, scientific and technical processes, technical and business information, patent information, structures, models, techniques, formula, processes, compositions, compounds, apparatus, specifications, samples, ideas, other business affairs and methods, plans for future developments, and other information not readily available to the public relating to the Disclosing Party or to any aspect of the business of the Disclosing Party or of the business of any affiliate of the Disclosing Party (collectively, the “Confidential Information”) shall be treated as confidential information, regardless of whether or not marked as proprietary or confidential. Confidential Information may be disclosed orally, visually or in tangible form (whether by document, electronic media, or other form).

           B.           Non-Disclosure. The Recipient agrees to hold the Disclosing Party’s Confidential Information in confidence and shall use such Confidential Information only for the purpose of performing the Services. The Recipient shall not reproduce the Confidential Information, or disclose any Confidential Information to any third party, without prior written approval of the Disclosing Party. The Recipient agrees to protect the Confidential Information with at least the same degree of care as it normally exercises to protect its own proprietary information of a similar nature, but in any case using no less than a reasonable degree of care. The Recipient shall take all appropriate steps to ensure that all of its employees, consultants, affiliates or others only receive the Disclosing Party’s Information on a need-to-know basis, within the scope of this Agreement, and then, only if such parties are bound by obligations of confidentiality substantially similar to the terms of this Section 6. Without limiting any other provision of this Section 6, the Recipient shall not use the Disclosing Party’s Information, in whole or in part, to compete with the Disclosing Party, to develop blocking technology, or otherwise to damage the Disclosing Party or to enable or assist any other person in doing so.

           C.           No Transfer of Rights. Nothing in this Section 6 shall be construed as granting or implying any license or right under any trademark, service mark, patent, copyright or any other intellectual property right. None of the Confidential Information which may be disclosed by the Disclosing Party shall constitute any representation, warranty, assurance, guarantee or inducement by the Disclosing Party to the Recipient, including, without limitation, with respect to the non-infringement of intellectual property rights, or other rights of third persons, or as representing any commitment to enter into any additional agreement, by implication or otherwise.

           D.           Return/Destruction of Confidential Information. The Recipient, upon the written request of the Disclosing Party, shall, at the option of the Disclosing Party, (i) return, at the Disclosing Party’s expense, or (ii) destroy, all tangible or electronic forms of the Confidential Information; provided, however, that the Recipient may retain a single copy of the Confidential Information and related materials in its archives solely for the purpose of ensuring its compliance with this Agreement and applicable laws, provided that the single copy is maintained in a secure system and remains subject to the confidentiality obligations of this Section 6. The Recipient agrees to provide a written certification of destruction in accordance with clause (ii) above upon the written request of the Disclosing Party.

           E.           Length of Obligation. The obligations of the Recipient with respect to Confidential Information set forth herein shall continue for a period of seven (7) years from the date of disclosure of Confidential Information, or for a longer period if so required by law, unless otherwise specified in a writing signed by both of the parties.

           F.           Exceptions. For purposes of this Agreement, Confidential Information shall not include:

i.	Information that is or becomes public other than by breach of these provisions of this Agreement;

ii.
Information required to be disclosed in any legal, administrative or governmental proceeding, or by court order, law or applicable regulation, provided that, if possible, the Recipient has provided notice to the Disclosing Party of such requirement to disclose and affords to the Disclosing Party an opportunity to challenge such disclosure;

iii.
    Information that becomes available to the Recipient without any obligation of confidentiality on Recipient from a source other than the Disclosing Party, or its representatives or affiliates, as evidenced by written records; or

iv.
Information that was independently developed by or for the Recipient without access to the Confidential Information, as evidenced by written records.   The Recipient shall have the burden of proving the existence of any of the foregoing exceptions.

7.	Intellectual Property

Inventions derived from the Pilot Study shall be the property of RenovoCyte.

8.	Warranties and Representations.

 Each party warrants and represents that (i) it is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation; (ii) it has the power and authority and legal right to enter into this Agreement and to perform the obligations hereunder and that it has taken all necessary action to authorize execution of this Agreement; (iii) all necessary consents, approvals and authorizations of governmental authorities and other persons required to be obtained have been obtained; (iv) the execution and delivery of this Agreement will not conflict with or violate any requirement of any applicable laws or regulations, and do not conflict with or constitute a default under any contractual obligation enforceable against it.

9. Binding Agreement

 This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

10.      Force Majeure.

A party shall be excused from performing its obligations hereunder if its performance is directly delayed or prevented by any cause beyond such party’s reasonable control including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, inability to obtain test subjects or power failure; provided that (a) the delayed or prevented party (i) gives the other party written notice of such cause promptly and (ii) uses its reasonable best efforts to perform its obligations notwithstanding such circumstances. Performance shall be excused only to the extent of and during the reasonable continuance of such cause if such cause continues to directly delay or prevent performance. Suspension by a party of its obligations hereunder during a force majeure event shall not constitute a breach of this Agreement or such obligations hereunder, nor shall a party have any liability to the other party for such suspension. If an event of force majeure extends for a period exceeding 4 months (120) days, RenovoCyte may, at its sole option, elect to terminate this Agreement.

11. Amendments.

This Agreement may be modified or amended only by a writing executed by both parties hereto.

12. Entire Agreement.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties with respect to the subject matter hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13. Notices.

Notices. All notices shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, to the parties at the addresses set forth above or at such other addresses as may be furnished in writing to the other party hereto.

Notices to CRO shall also be sent to:

David R. Koos
Chairman & CEO
Entest BioMedical Inc.
4700 Spring Street, Suite 203
La Mesa, CA 91942

Notices to RenovoCyte:

Shelly J. Zacharias, DVM
Director of Veterinary Operations
RenovoCyte, LLC
1102 Indiana Avenue
Indianapolis, IN. 46202

Notices to Medistem shall be sent to:

Thomas Ichim, PhD
Chief Executive Officer
Medistem Inc.
9255 Towne Centre Drive, Suite 450
San Diego, CA 92121

Notices shall be deemed given on the date of actual receipt.

14. Governing Law, Venue

The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its choice of law rules. Any action arising as a result of this Letter shall be brought in the state courts located in San Diego County, State of California.

IN WITNESS WHEREOFthe parties hereto have executed this Agreement as of the day and year first above written.

ENTEST BIOMEDICAL, INC.

By:	/s/David Koos
Name:	David Koos
Title:	CEO
Date:	10/19/2011

RENOVOCYTE LLC.

By:	/S/Shelly Zacharias
Name:	Shelly Zacharias
Title:	Director of Veterinary Operations
Date:	10/21/2011

MEDISTEM, INC.

By: /s/Thomas Ichim
Name: Thomas Ichim
Title: CEO
Date: 10/19/2011